UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2015

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On January 16, 2015, ModusLink Global Solutions, Inc. (the “Company”) filed a Certificate of Amendment of the Restated Certificate of Incorporation of the Company (the “Certificate of Amendment Effecting the Reverse Split”) with the Secretary of State of the State of Delaware to effect a one-for-one hundred reverse stock split of the Company’s common stock, par value $0.01 per share (“Common Stock”), effective as of 5:00 p.m., Eastern time, January 16, 2015 (the “Reverse Split”) followed by the filing of a Certificate of Amendment of the Restated Certificate of Incorporation of the Company (the “Certificate of Amendment Effecting the Forward Split”) with the Secretary of State of the State of Delaware to effect a one hundred-for-one forward stock split of the Common Stock, effective as of 5:01 p.m., Eastern time, January 16, 2015 (the “Forward Split,” and together with the Reverse Split, the “Reverse/Forward Split”). The Reverse/Forward Split had been approved by the Board of Directors and by the Company’s stockholders at the Annual Meeting of Stockholders on December 9, 2014.

The Company will arrange for the disposition of fractional share interests of stockholders who hold fewer than 100 shares immediately prior to the Reverse Split by having the Company’s transfer agent aggregate such fractional share interests and sell the shares of Common Stock resulting from such aggregation (the “Aggregated Shares”) in open market transactions following the effectiveness of the Reverse/Forward Split. The Company’s transfer agent will, following completion of the sale of all of the Aggregated Shares, pay to each registered stockholder who holds fewer than 100 shares of Common Stock immediately prior to the Reverse Split an amount, for each share of Common Stock held immediately prior to the Reverse Split, equal to the average per-share price received in the sale of the Aggregated Shares. The Company’s transfer agent will limit the effect of the sales of Aggregated Shares on the market price of the Common Stock by limiting its daily sales to 25% or less of the trailing 30-day average trading volume preceding the effective date.

Stockholders holding 100 or more shares of the Common Stock immediately prior to the effective time of the Reverse Split will not receive a cash payment, but will continue to hold the same number of shares after completion of the Reverse/Forward Split as they held immediately prior to the Reverse Split. The Company expects both registered and beneficial stockholder accounts holding less than 100 shares of Common Stock will be converted to cash pursuant to the procedures described in the paragraph immediately above. However, persons that beneficially hold shares through a nominee (such as a broker or bank) will be advised to contact their nominee to be informed of any procedures such holders may need to follow in order to ensure the same treatment as registered stockholders.

The Company expects that approximately one (1) million of its outstanding shares of Common Stock will be fractionalized as a result of the Reverse Split and subsequently converted into the right to receive a cash payment in exchange for each pre-Reverse Split share as described above.

The Reverse/Forward Split did not change to the authorized number of shares of Common Stock or in the par value of such shares. No fractional shares were issued in connection with the Reverse/Forward Split.

For more information regarding the Reverse/Forward Split, please refer to the Proxy Statement relating to the Company’s stockholder meeting held on December 9, 2014 that was previously mailed to the Company’s stockholders.

In connection with the Reverse/Forward Split described above, the Company revised its specimen certificate of Common Stock to reflect a new CUSIP number (60786L 20 6). A copy of the revised specimen certificate is filed herewith as Exhibit 4.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 16, 2015, the Company filed the Certificate of Amendment Effecting the Reverse Split with the Secretary of State of the State of Delaware. The Certificate of Amendment Effecting the Reverse Split became effective as of 5:00 p.m., Eastern time, on January 16, 2015. A description of the Certificate of Amendment Effecting the Reverse Split is contained in Item 3.03 above, which is incorporated herein by reference. The foregoing description is subject to, and qualified in its entirety by the Certificate of Amendment Effecting the Reverse Split attached as Exhibit 3.1 hereto and incorporated herein by reference.

On January 16, 2015, the Company filed the Certificate of Amendment Effecting the Forward Split with the Secretary of State of the State of Delaware. The Certificate of Amendment Effecting the Forward Split became effective as of 5:01 p.m., Eastern time, on January 16, 2015. A description of the Certificate of Amendment Effecting the Forward Split is contained in Item 3.03 above, which is incorporated herein by reference. The foregoing description is subject to, and qualified in its entirety by the Certificate of Amendment Effecting the Forward Split attached as Exhibit 3.2 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of the Restated Certificate of Incorporation of ModusLink Global Solutions, Inc. (Effecting the Reverse Split), filed with the Secretary of State of the State of Delaware on January 16, 2015

3.2	Certificate of Amendment of the Restated Certificate of Incorporation of ModusLink Global Solutions, Inc. (Effecting the Forward Split), filed with the Secretary of State of the State of Delaware on January 16, 2015

4.1	Specimen Certificate of Common Stock of the Registrant

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: January 22, 2015	By:	/s/ Joseph B. Sherk
	Name:	Joseph B. Sherk
	Title:	Principal Financial Officer and Principal Accounting Officer

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